Exhibit 10.3

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

Dated 4 April 2007

between

R RAPHAEL & SONS PLC

as Account Owner

and

COMPUCREDIT INTERNATIONAL ACQUISITION CORP

As Receivables Purchaser

ORRICK, HERRINGTON & SUTCLIFFE

TOWER 42, LEVEL 35

25 OLD BROAD STREET

LONDON EC2N 1HQ

tel +44 (0)20 7562 5000

fax +44 (0)20 7628 0078

www.orrick.com

Table of Contents

1.	INTERPRETATION		1
	1.1	Definitions	1
	1.2	Other Definitional Provisions	6

2.	PURCHASE AND ASSIGNMENT OF RECEIVABLES		6
	2.1	Purchase	6

3.	CONSIDERATION AND PAYMENT		7
	3.1	Purchase Price	7
	3.2	Credit Adjustment	8

4.	WARRANTIES		8
	4.1	Warranties of Account Owner Relating to Account Owner	8
	4.2	Warranties of Account Owner Relating to the Agreement and the Receivables	11
	4.3	Warranties of Receivables Purchaser	12

5.	COVENANTS		15
	5.1	Covenants of Account Owner	15

6.	TERM AND PURCHASE TERMINATION		18
	6.1	Term	18
	6.2	Purchase Termination	18

7.	REPURCHASE OBLIGATION		18
	7.1	Reassignment of Receivables	18

8.	MISCELLANEOUS PROVISIONS		19
	8.1	Amendment	19
	8.2	Liability	19
	8.3	Governing Law	20
	8.4	Submission	20
	8.5	Service of Process	20
	8.6	Forum Convenience and Enforcement Abroad	21
	8.7	Notices	21
	8.8	Severability of Provisions	21
	8.9	Assignment	21
	8.10	Acknowledgement and Agreement of Account Owner	21
	8.11	Further Assurances	22
	8.12	No Waiver; Cumulative Remedies	22
	8.13	Counterparts	22
	8.14	Binding; Third-Party Beneficiaries	22
	8.15	Merger and Integration	22
	8.16	Headings	22
	8.17	Survival of Representations and Warranties	23

i

This RECEIVABLES PURCHASE AGREEMENT, is made this 4th day of April, 2007, BETWEEN:

1.	COMPUCREDIT INTERNATIONAL ACQUISITION CORPORATION (“Receivables Purchaser”); and

2.	R RAPHAEL & SONS PLC (“Account Owner”).

WHEREAS,

(a)	In connection with to an agreement relating to the sale and purchase of Monument Business, of even date herewith (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Sale and Purchase Agreement”), between various parties including Barclays Bank PLC (“Seller”) and Receivables Purchaser, Seller has sold (prior to the Assignment Date, by way of declaration of trust and from and after the Assignment Date, by way of legal assignment), and Account Owner, as Receivables Purchaser’s designee has acquired, certain properties, rights, title, interest and privileges in and to the Accounts (hereinafter defined) and related receivables outstanding thereunder;

(b)	Account Owner desires to sell, and Receivables Purchaser desires to purchase, on the terms and subject to the conditions set out herein, the Receivables arising under the Accounts; and

(c)	Receivables Purchaser desires to sell and assign from time to time the receivables outstanding under the Accounts to Partridge Funding Corporation, a Nevada corporation (together with its successors and permitted assigns, “Funding”) in connection with the issuance of certain asset backed securities.

NOW, it is hereby agreed as follows:

1.	INTERPRETATION

1.1	Definitions

All capitalised terms used herein and not otherwise defined herein, shall have the meaning ascribed thereto in the Account Ownership Agreement (as hereinafter defined); in addition, the following words and phrases shall have the following meanings:

“Account” shall mean each open-ended, revolving credit card account existing at the Cut-Off Time pursuant to a Cardholder Agreement between Seller and a Cardholder, which account is identified on the Account Schedule and “Account” will include all rights, remedies, benefits, interests and entitlements with respect thereto.

“Account Owner” shall mean R Raphael and Sons plc.

“Account Ownership Agreement” shall mean the Account Ownership Agreement of even date herewith, between Receivables Purchaser, as both Receivables Purchaser and Servicer, and Account Owner, as Account Owner, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Account Schedule” shall mean the list of Accounts together with outstanding balances and delinquency status of such Accounts prepared as of the Cut-Off Time and delivered to the Receivables Purchaser by Seller pursuant to Clause 3.6 of the Sale and Purchase Agreement, and as amended, if applicable, to exclude any Covered Account sold or reconveyed to Seller (or a third party designated by the Seller) pursuant to Clause 7.3 of the Sale and Purchase Agreement.

“Agreement” shall mean this Receivables Purchase Agreement and all amendments hereof and supplements hereto.

“Assignment” shall have the meaning set out in Clause 2.1

“Assignment Date” shall mean the date that is 10 days after the notices referred to in Clause 6.1 of the Sale and Purchase Agreement have been posted to Cardholders in accordance with such Clause.

“Business Day” shall mean each day other than Saturday, Sunday or a day on which banking institutions in London are authorised or obligated by law, executive order or governmental decree to be closed.

“Cardholder” shall mean, with respect to any Account, the person or persons obligated to make payments with respect to such Account, including any guarantor thereof, but excluding any merchant.

“Cardholder Agreements” shall mean all agreements between Account Owner (or, prior to the Assignment Date, the Seller or Providian National Bank) and a Cardholder containing the terms and conditions of the related Account, as the same may be amended from time to time.

“Change in Law” shall mean any amendment, modification, change, deletion or addition to, or precedential change in the interpretation of, any Requirements of Law (including without limitation, laws relating to Taxes), or the enactment or issuance of any new Requirements of Law (including without limitation, laws relating to Taxes), the imposition by any Governmental Authority of conditions or requirements for the issuance or maintenance of any licenses, consents, approvals, registrations or permits or any other change in the specified standards therefore, in each case occurring and which has an adverse effect on the ability of a Party to perform any of its obligations (including, without limitation, by causing any delay therein) under this Agreement or which causes an increase in the cost of such performance.

“Collections” shall mean all payments by or on behalf of Cardholders received in respect of the Receivables, in the form of cash, checks, SWIFT payments, wire transfers, electronic transfers, direct debits, bank giro credits, ATM transfers or any other form of payment and all other amounts specified by this Agreement as constituting Collections, including Interchange, Insurance Proceeds, and Recoveries with respect to the Receivables.

“CompuCredit UK” shall mean CompuCredit UK Limited, a company incorporated in England and Wales with company number 6032187 and having its registered office at One Bishops Square, London E1 6AO.

“Credit Adjustment” shall have the meaning set forth in Clause 3.2.

“Credit Card Purchase Price” shall have the meaning specified in the Sale and Purchase Agreement.

“Credit Card System” shall mean VISA Europe Services Inc., VISA International Service Association, VISA Europe Limited and any other VISA entity, as appropriate.

“Cut-Off Time” shall mean 11:59:59 P.M. London time on the date of this Agreement.

“Declaration of Trust” shall mean the declaration of trust of even date herewith made by Seller in respect of the Receivables and the other Purchased Assets in favour of Account Owner as Receivable Purchaser’s designee.

“Dissolution Event” shall mean in respect of any party if such party:

(a)	ceases or threatens to cease to carry on business or a substantial part of its business;

(b)	is or is deemed unable to pay its debts as and when they fall due within the meaning of Section 123(1) and (2) of the Insolvency Act 1986;

(c)	has an order made or an effective resolution passed for its winding-up;

(d)	has proceedings initiated against it under any applicable liquidation, insolvency, composition, reorganisation or other similar laws (including, but not limited to, presentation of a petition for an administration order);

(e)	an administration order shall be granted or an administrative receiver or other receiver, liquidator or other similar official shall be appointed in relation to it or in relation to the whole or any substantial part of its undertaking or assets;

(f)	an encumbrance shall take possession of the whole or any substantial part of its undertaking or assets;

(g)	a distress or execution or other process shall be levied or enforced upon or sued out against the whole or any substantial part of its undertaking or assets and such possession or process (as the case may be) shall not be discharged or otherwise ceases to apply within 60 (sixty) days of the commencement of such process;

(h)	it initiates or consents to judicial proceedings relating to itself under applicable liquidation, insolvency, composition, reorganisation or other similar laws or makes a conveyance or assignment for the benefit of its creditors generally other than a solvent reorganisation which has been approved in advance of the same by each other party to this Agreement (such approval not to be unreasonably withheld or delayed); or

(i)	at any time it no longer has legal power to perform its obligations under this Agreement or to carry on its business or it becomes unlawful for such person to do the same or any of the obligations of such person are not or cease to be legal, valid and binding, in each case, to the extent that the same would have a material adverse effect;

“Encumbrance” shall mean any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing.

“Finance Charge Receivables” shall mean all Receivables that constitute (i) periodic rate finance charges, (ii) cash advance fees, (iii) annual membership fees and annual service charges, (iv) late fees, and (v) overlimit fees. Collections of Finance Charge Receivables shall also include (a) Interchange and (b) all Recoveries.

“FSA” means the Financial Services Authority of the United Kingdom.

“Funding” shall mean Partridge Funding Corporation, a corporation organised and existing under the laws of the State of Nevada with registered company number E0041952007-3 and having its registered office at 3993 Howard Hughes Parkway, Suite 250 Office 215, Las Vegas, Nevada 89169, USA, and its successors and permitted assigns.

“Governmental Authority” shall mean any governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other regulatory or self-regulatory entity, in the UK or any applicable foreign governmental state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indenture” shall mean the Master Indenture of even date herewith, among Partridge Acquired Portfolio Business Trust, the Indenture Trustee, and Receivables Purchaser, as servicer, as the same may be amended, supplemented or otherwise modified from time to time.

“Indenture Trustee” shall mean Deutsche Bank Trust Company Americas in its capacity as indenture trustee under the Indenture, or its successor in interest, or any successor indenture trustee appointed as provided in the Indenture.

“Insurance Proceeds” shall mean any amounts received pursuant to any credit insurance policies covering any Cardholder with respect to Receivables under such Cardholder’s Account.

“Interchange” shall mean the interchange fees paid through the Credit Card System in connection with cardholder charges for goods or services with respect to the Accounts.

“Legal Assignment of Assets” shall mean the legal assignment of the Receivables and the other Purchased Assets dated the Assignment Date between Seller, (as the assignor), Receivables Purchaser and Account Owner (as the Receivable Purchaser’s designee).

“Personal Data” shall have the meaning set forth in the United Kingdom Data Protection Act 1998.

“Post-Signing Receivables” shall have the meaning specified in the Sale and Purchase Agreement.

“Pre-Signing Receivables” shall have the meaning specified in the Sale and Purchase Agreement.

“Principal Receivables” shall mean all Receivables other than Finance Charge Receivables.

“Purchase Price” shall have the meaning set forth in Clause 3.1.

“Purchased Assets” shall have the meaning set forth in Clause 2.1.

“Receivables” shall mean all amounts payable by the Cardholders on the Accounts from time to time, including amounts payable for Principal Receivables and Finance Charge Receivables.

“Receivables Purchaser” shall mean CompuCredit International Acquisition Corporation, a corporation organised and existing under the laws of the State of Nevada with registered company number E0041862007-2 and having its registered address at 101 Convention Center Drive, Las Vegas, Nevada 89109, USA.

“Recoveries” shall mean all amounts received with respect to Receivables which have been previously charged off.

“Requirements of Law” shall mean, with respect to any person or entity, the Operating Regulations and the requirements of any national, supra-national or local law, statute, rule or regulation or judicial, governmental, or administrative order, decree or ruling or any provision of any organisational, corporate, constitutional or governing documents, applicable to the Accounts or the Account Owner in relation to the Credit Card business conducted pursuant to the Account Ownership Agreement or the actions of any party to this Agreement in the performance of its respective obligations hereunder or under any Related Agreements.

“Sale and Purchase Agreement” shall mean the Agreement Relating to the Sale and Purchase of Monument Business between Receivables Purchaser, Seller and other parties, of even date herewith.

“Securitisation” shall have the meaning specified in Clause 5.1(h).

“Securitisation Materials” shall have the meaning specified in Clause 5.1(i)(i).

“Servicer” shall mean the Servicer under the Account Ownership Agreement.

“Tax” shall be construed so as to include any tax, levy, import, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Transfer and Servicing Agreement” shall mean the Transfer and Servicing Agreement of even date herewith among Receivables Purchaser (as Servicer), Funding and the Indenture Trustee, and all amendments and supplements thereto.

“Transfer Instruments” shall have the meaning set forth in Clause 4.1(a)(iii).

1.2	Other Definitional Provisions

(a)	All terms defined in this Agreement shall have the defined meanings when used in any certificate, other document, or Assignment made or delivered pursuant hereto unless otherwise defined therein.

(b)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Clause, Subclause, Schedule and Exhibit references contained in this Agreement are references to Clauses, Subclauses, Schedules and Exhibits in or to this Agreement unless otherwise specified.

2.	PURCHASE AND ASSIGNMENT OF RECEIVABLES

2.1	Purchase

(a)	Account Owner hereby sells, transfers, assigns, sets over and otherwise conveys to Receivables Purchaser (collectively, the “Assignment”), without recourse except as provided herein, all its right, title, and interest in, to, and under all Receivables in the Accounts at the Cut-Off Time, and thereafter created from time to time until the termination of this Agreement pursuant to Clause 6, all monies due or to become due and all amounts received or receivable with respect thereto, all Collections with respect to such Receivables and the trust over the foregoing created by Seller in favour of Account Owner pursuant to the Declaration of Trust (all of the foregoing being the “Purchased Assets”). Prior to the Assignment Date, such sale shall be by way of Account Owner’s interest in the trust created by the Declaration of Trust, and from and after the Assignment Date, such sale shall be by way of the Legal Assignment of Assets.

(b)	In connection with such Assignment, Account Owner agrees (i) to authorise and to cooperate with Receivables Purchaser, and Receivables Purchaser agrees to file, at the expense of Receivables Purchaser, any notices, registrations, statements or other documents (including amendments or updates thereto) with respect to the Receivables and the other Purchased Assets now existing and hereafter created, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect, and maintain the perfection of, the Assignment of such Purchased Assets from Account Owner to Receivables Purchaser and (ii) that such notices, registrations, statements or other documents shall name Account Owner, as seller, and Receivables Purchaser, as purchaser, of the Purchased Assets. Account Owner hereby authorises and ratifies all such filings or notices.

(c)	In connection with such Assignment, Account Owner and Receivables Purchaser further agree that they will, on or prior to the Closing Date, indicate in their computer files or microfiche lists that the Receivables created in connection with the Accounts have been sold to Receivables Purchaser.

(d)	The parties hereto intend that the conveyance of Account Owner’s right, title and interest in and to the Receivables and the other Purchased Assets (to the extent that Account Owner has such rights, title and interest in the same) shall constitute a sale conveying good title, free and clear of any liens, claims, Encumbrances or rights of others arising through or under Account Owner from Account Owner to Receivables Purchaser and that the Receivables and the other Purchased Assets shall not be part of Account Owner’s estate in the event of the insolvency of Account Owner or a Dissolution Event or similar event with respect to Account Owner. It is the intention of the parties hereto that the arrangements with respect to the Receivables and the other Purchased Assets shall constitute a purchase and sale of such Receivables and the other Purchased Assets and not a loan, including for accounting purposes.

(e)	Account Owner and Receivables Purchaser agree and acknowledge that any Personal Data transferred between the parties shall only be transferred in accordance with the provisions of the Account Ownership Agreement.

(f)	In the event that any additional requirements are imposed or recommended by the Credit Card System in writing detailing such requirements, each party undertakes to comply with such requirements and to agree and make appropriate changes to the Cardholder Agreements and/or their operating procedures as soon as reasonably practicable and in any case within the timescale required by the Credit Card System.

3.	CONSIDERATION AND PAYMENT

3.1	Purchase Price

The purchase price (the “Purchase Price”) for the Receivables and the related Purchased Assets shall be divided into two parts. The Purchase Price for the Pre-Signing Receivables and the related Purchased Assets shall equal the Credit Card Purchase Price. The Credit Card Purchase Price shall be payable by the Receivables Purchaser on behalf of the Account Owner directly to the Seller pursuant to Clauses 3.4 and 3.9 of the Sale and Purchase Agreement. The Purchase Price for the Post-Signing Receivables arising in the Accounts on or after the Cut-Off Time, shall be an amount equal to 100% of the aggregate balance of the Principal Receivables so conveyed. The Parties acknowledge that the foregoing Purchase Price is the fair market value of the Receivables and the related Purchased Assets. The Purchase Price for the Post-Signing Receivables shall be paid by Receivables Purchaser to Account Owner or, prior to the Assignment Date, if applicable, to Seller directly, on each Business Day in immediately available funds payable by electronic transfer to the following account:

A/C Name:	R. Raphael & Sons plc
Bank:	Lloyds TSB
Sort Code:	30-93-38
A/C No.:	01346310

All amounts hereunder are exclusive of value added tax (“VAT”) and any applicable VAT shall be paid within fourteen (14) days of presentation of a valid VAT invoice. The parties intend and believe that the sale of the Receivables to Receivables Purchaser hereunder shall not be a taxable supply for VAT purposes.

3.2	Credit Adjustment

The Purchase Price shall be reduced on the second Business Day of each calendar month (a “Credit Adjustment”) with respect to any Receivable previously assigned to Receivables Purchaser by Account Owner which has since been reduced by Account Owner or the Servicer because of a rebate, refund, unauthorised charge or billing error to a Cardholder or because such Receivable was created in respect of merchandise which was refused or returned by a Cardholder. The amount of such reduction shall equal the reduction in the balance of such Receivable resulting from the occurrence of such event. In the event that a reduction pursuant to this Clause 3.2 causes the Purchase Price to be a negative number in respect of which Account Owner holds such surplus sums, Account Owner agrees that, not later than 11:00 a.m., London time or as soon as possible thereafter upon receipt of funds, on such date, Account Owner shall pay to Receivables Purchaser cash in an amount equal to the amount by which the Credit Adjustment exceeds the unadjusted Purchase Price. For the avoidance of doubt, any and all risk in relation to “charge back” (i.e., cancelled purchases or other transactions in which the Cardholder demands or is entitled to any rebate or refund in connection with an unauthorised charge or billing error or because such Receivable was created in respect of merchandise which was refused or returned) and fraud shall lie with Receivables Purchaser.

4.	WARRANTIES

4.1	Warranties of Account Owner Relating to Account Owner

(a)	Warranties

The warranties of the Account Owner under this Agreement are given subject to, and on the basis that, the warranties of Seller in the Sale and Purchase Agreement are true and correct in all material respects and that Account Owner has made no enquiries or investigations relating to such warranties of Seller. In the event any of the warranties of Seller in the Sale and Purchase Agreement are not true and correct and, as a result, but for this provision a warranty of the Account Owner hereunder would fail to be true and correct in any respect, Account Owner shall have no liability for such incorrect warranty. Subject to the foregoing, Account Owner hereby warrants to, and agrees with, Receivables Purchaser as of the Closing Date and as of each date that Receivables and other Purchased Assets are assigned hereunder (or as of such other date specified in such representation and warranty), with respect to the Receivables and the related Purchased Assets assigned on such date, that:

(i)	Organisation

Account Owner is duly organised, validly existing and in good standing under the laws of England and Wales and has, in all material respects, full power and authority to own the Accounts and the Purchased Assets and to operate its business relating to such Accounts and the Purchased Assets as currently owned or operated, and to execute, deliver and perform its obligations under this Agreement.

(ii)	Due Qualification

Account Owner is duly authorised to do banking business in England and Wales and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on this Agreement or the transactions contemplated hereby or on the ability of Account Owner to perform its obligations under this Agreement.

(iii)	Due Authorisation

This Agreement and any other document or instrument delivered by Account Owner pursuant hereto (such other documents or instruments, collectively, the “Transfer Instruments”) have been duly authorised by Account Owner by all necessary action on the part of Account Owner.

(iv)	No Conflict

Neither the execution and delivery by Account Owner of this Agreement nor the performance by Account Owner of its obligations under this Agreement will conflict with, result in a material breach of or violation of any of the terms of, or constitute (with or without notice or the lapse of time or both) a default under, the organisational documents or by-laws of Account Owner, or any rule, order, statute or regulation of the FSA or of any other Governmental Authority having jurisdiction over Account Owner or the terms of any material indenture or other material agreement or instrument to which Account Owner is a party or by which it or its properties are bound (other than violations of such rules, orders, statutes, regulations, indentures, agreements and other instruments which do not affect the legality, validity or enforceability of any of such agreements or the Receivables and which, individually or in the aggregate, would not have a material adverse effect on Account Owner or the transactions contemplated by, or its ability to perform its obligations under, this Agreement).

(v)	No Proceedings

There are no actions, proceedings or investigations pending or, to the best knowledge of Account Owner, threatened, against Account Owner before the FSA or any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Account Owner, would materially and adversely affect the performance by Account Owner of its obligations under this Agreement or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement which, in each case, if adversely defined would be reasonably likely to result in a material adverse effect on the transactions contemplated by, or Account Owner’s ability to perform its respective obligations under, this Agreement.

(vi)	All Consents

As far as Account Owner is aware after reasonable inquiry, no consent, approval, authorisation or order of, or filing with the FSA or any Governmental Authority is required on the part of Account Owner under the Financial Services and Markets Act 2000, the Consumer Credit Act 1974 or the Data Protection Act 1998 or otherwise in connection with the performance of the transactions contemplated by this Agreement by Account Owner except such as have been obtained or made and are in full force and effect, and those which the failure to obtain would not have a material adverse effect on this Agreement or the transactions contemplated hereby or on the ability of Account Owner to perform its obligations under this Agreement.

(vii)	Insolvency

No Dissolution Event with respect to Account Owner has occurred and the transfer of the Receivables and the related Purchased Assets by Account Owner to Receivables Purchaser has not been made in contemplation of the occurrence thereof.

(viii)	Performance of Obligations

As far as Account Owner is aware, (i) Account Owner has performed all material obligations required to be performed by it to date under the Cardholder Agreements and all actions of Account Owner prior to the Closing Date have been in compliance with the Cardholder Agreements, (ii) Account Owner is not in material default under the Cardholder Agreements, and (iii) no event has occurred with respect to Account Owner’s performance under the Cardholder Agreements which, with the lapse of time or action by a third party, is reasonably likely to result in a material default by Account Owner under any such agreements that would reasonably be expected to have a material adverse effect on the Accounts, the Receivables or the Purchased Assets.

(ix)	Operation of Business

As at the Closing Date, Account Owner has not entered into any transaction or made any commitment or agreement with Cardholders in connection with the Accounts, other than in the ordinary course of Account Owner’s business consistent with the Policies and Procedures in all material respects. Account Owner has not offered any settlement options to the Cardholders of any Accounts that were (i) contained on the Account Schedule delivered to Receivables Purchaser and (ii) less than 90 days delinquent, other than in accordance with the Policies and Procedures.

(x)	Compliance with Laws

As far as Account Owner is aware, other than in the Cardholder Agreements, Account Owner has not made any promise, agreement or commitment to any Cardholder in connection with an Account, except in the ordinary course of business and in compliance in all material respects with the Policies and Procedures in connection with collection and customer service activities.

(xi)	Effect of Law on Sales

As far as Account Owner is aware after reasonable inquiry, there is no applicable law, rule or regulation, or order or rule of any regulatory agency that would prevent Account Owner from selling the Receivables and other Purchased Assets to Receivables Purchaser as contemplated by this Agreement.

(b)	Notice of Breach

The warranties set forth in this Clause 4.1 shall survive the sale of the Purchased Assets to Receivables Purchaser. Upon discovery by either Account Owner or Receivables Purchaser of a breach of any of the foregoing warranties, the party discovering such breach shall give written notice to the other party within three (3) Business Days following such discovery, provided that failure to give such notice shall not prejudice that party’s ability to claim in respect of the breach of warranty.

4.2	Warranties of Account Owner Relating to the Agreement and the Receivables

(a)	Warranties

The warranties of the Account Owner under this Agreement are given subject to, and on the basis that, the warranties of Seller in the Sale and Purchase Agreement are true and correct in all material respects and that Account Owner has made not enquiries or investigations relating to such warranties of Seller. In the event any of the warranties of the Seller in the Sale and Purchase Agreement are not true and correct and, as a result, but for this provision a warranty of the Account Owner hereunder would fail to be true and correct in any respect, Account Owner shall have no liability for such incorrect warranty. Subject to the foregoing, Account Owner hereby warrants to, and agrees with, Receivables Purchaser as of the Cut-Off Time and as of each date that Receivables and other Purchased Assets are assigned hereunder (or as of such other date specified in such representation and warranty), with respect to the Receivables and the related Purchased Assets assigned on such date, that:

(i)	as of the date hereof, and as of the date of each assignment of Purchased Assets hereunder, this Agreement constitutes a legal, valid and binding obligation of Account Owner enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws now or hereafter in effect, affecting the enforcement of creditors’ rights generally and except as such enforcement may be limited by general principles of equity;

(ii)	as of the date of each assignment of a Receivable to Receivables Purchaser hereunder, such Receivable has been assigned to Receivables Purchaser free and clear of any Encumbrances arising through or under Account Owner;

(iii)	as of the date of each assignment of Receivables to Receivables Purchaser hereunder, all authorisations, consents, orders or approvals of or registrations or declarations with the FSA or any other Governmental Authority required to be obtained, effected or given by Account Owner in connection with the assignment of such Receivables to Receivables Purchaser or to enable such lawful assignment pursuant to the Consumer Credit Act 1974, the Data Protection Act 1998 or any other Requirement of Law have been duly obtained, effected or given and are in full force and effect; and

(iv)	as of the date of each assignment of Purchased Assets to Receivables Purchaser hereunder, this Agreement constitutes a valid sale to Receivables Purchaser of all right, title and interest of Account Owner in such Purchased Assets (to the extent Account Owner has such right, title and interest in the same).

(b)	Notice of Breach

The warranties set forth in this Clause 4.2 shall survive the sale of the Receivables to Receivables Purchaser. Upon discovery by either Account Owner or Receivables Purchaser of a breach of any of the warranties set forth in this Clause 4.2, the party discovering such breach shall give written notice to the other party within three (3) Business Days following such discovery, provided that failure to give such notice shall not prejudice that party’s ability to claim in respect of the breach of warranty. Account Owner hereby acknowledges that Receivables Purchaser intends to rely on the warranties hereunder in connection with warranties made by Receivables Purchaser to secured parties, assignees or subsequent transferees, including but not limited in connection with transfers made by Receivables Purchaser and Funding in connection with the securitisation of the Receivables.

4.3	Warranties of Receivables Purchaser

(a)	Warranties of Receivables Purchaser

As of the date hereof, Receivables Purchaser hereby warrants to, and agrees with, Account Owner that:

(i)	Organisation

Receivables Purchaser is a corporation duly organised, validly existing and in good standing under the laws of the State of Nevada.

(ii)	Capacity; Authority; Enforceability

Receivables Purchaser has all necessary power and authority and has obtained all necessary licenses and approvals in each relevant jurisdiction to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Receivables Purchaser of the transactions contemplated hereby and by the Transfer Instruments have been duly and validly authorised by all necessary action on the part of Receivables Purchaser, and this Agreement has been duly executed and delivered by Receivables Purchaser and constitutes the valid and binding obligation of Receivables Purchaser and is enforceable in accordance with its terms (except as such enforceability may be limited by equitable limitations on the availability of equitable remedies and by bankruptcy and other laws affecting the rights of creditors generally).

(iii)	No Conflicts or Defaults

Neither the execution and delivery of this Agreement or the Transfer Instruments by Receivables Purchaser nor the consummation of the transactions contemplated by or the performance of its obligations under this Agreement and the Transfer Instruments by Receivables Purchaser, will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by the terms of any contract, instrument or commitment to which Receivables Purchaser is a party or by which it is bound, (ii) violate the articles of incorporation or by-laws of Receivables Purchaser, (iii) require any consent or approval under any judgment, order, writ, decree, permit or license to which Receivables Purchaser is a party or by which it is bound, or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Receivables Purchaser is a party or by which it is bound. Receivables Purchaser is not subject to any agreement with any regulatory authority which would prevent the consummation by Receivables Purchaser of the transactions contemplated by this Agreement.

(iv)	Litigation

There is no claim, or any litigation, proceeding, arbitration, investigation or controversy pending, relating to Receivables Purchaser, which adversely affects or could be reasonably expected to adversely affect Receivables Purchaser’s ability to consummate the transactions contemplated hereby and, to the best of Receivables Purchaser’s knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

(v)	No Consent, Etc

No consent of any person (including without limitation any stockholder or creditor of Receivables Purchaser) and no consent, license, permit or approval or authorisation or exemption by notice or report to, or registration, filing or declaration with, any Governmental Authority is required with respect to Receivables Purchaser (other than those previously obtained and delivered to Account Owner) in connection with the execution or delivery of this Agreement or the Transfer Instruments by Receivables Purchaser, the validity or enforceability of this Agreement or the Transfer Instruments against

Receivables Purchaser, the consummation by Receivables Purchaser of the transactions contemplated hereby or by the Transfer Instruments, or the performance by Receivables Purchaser of its obligations hereunder and under the Transfer Instruments.

(vi)	Insolvency

No Dissolution Event with respect to Receivables Purchaser has occurred and the execution of this Agreement by Receivables Purchaser has not been made in contemplation of the occurrence thereof.

(vii)	Performance of Obligations

As far as Receivables Purchaser is aware, (i) the Seller has performed all obligations required to be performed by it to date under the Cardholder Agreements and all actions of the Seller (and of Receivables Purchaser) prior to the Closing Date have been in compliance with the Cardholder Agreements, (ii) the Seller is not in default under the Cardholder Agreements, and (iii) no event has occurred with respect to the Seller’s performance under the Cardholder Agreements which, with the lapse of time or action by a third party, is reasonably likely to result in a material default by the Seller under any such agreements that would reasonably be expected to have a material adverse effect on the Accounts, the Receivables or the Purchased Assets.

(viii)	Operation of Business

As of the Closing Date, Receivables Purchaser has not entered into any transaction or made any commitment or agreement with Cardholders in connection with the Accounts, and has not offered any settlement options to the Cardholders of any Accounts.

(ix)	Compliance with Laws

As of the Closing Date, Receivables Purchaser has not made any promise, agreement or commitment to any Cardholder in connection with any Account.

(b)	Notice of Breach

The warranties in this Clause 4.3 shall survive the sale of the Receivables to Receivables Purchaser. Upon discovery by Receivables Purchaser or Account Owner of a breach of any of the foregoing warranties, the party discovering such breach shall give written notice to the other party within three (3) Business Days following such discovery, provided that failure to give such notice shall not prejudice that party’s ability to claim in respect of the breach of warranty.

5.	COVENANTS

5.1	Covenants of Account Owner

Account Owner hereby covenants and agrees with Receivables Purchaser as follows:

(a)	Receivables Not to Be Evidenced by Promissory Notes or other Instruments

Except in connection with its enforcement or collection of an Account or a Receivable, Account Owner will take no action to cause any Receivable sold to Receivables Purchaser hereunder to be evidenced by any promissory note or other instrument, and if any Receivable is so evidenced as a result of any action by Account Owner it shall be deemed to be a Receivable described in Clause 7.1(a) and shall be reassigned to Account Owner in accordance with Clause 7.1(b).

(b)	Security Interests

Except for the assignments hereunder, Account Owner will not sell, pledge, assign or transfer to any other Person, or take any other action inconsistent with Receivables Purchaser’s ownership of, the Purchased Assets, or grant, create, incur, assume or suffer to exist any Encumbrance arising through or under Account Owner on, any Purchased Assets or any interest therein, and Account Owner shall not claim any ownership interest in any Purchased Assets and shall defend the right, title and interest of Receivables Purchaser in, to and under the Purchased Assets against all claims of third parties claiming through or under Account Owner.

(c)	Account Allocations

In the event that Account Owner is unable for any reason to sell the Receivables to Receivables Purchaser in accordance with the provisions of this Agreement (including by reason of the application of the provisions of Clause 6.2 or any order of any Governmental Authority), then Account Owner agrees (except as prohibited by any such order or any Requirement of Law) to allocate and pay to Receivables Purchaser, after the date of such inability, all Collections received by Account Owner with respect to Principal Receivables previously sold to Receivables Purchaser. To the extent that it is not clear to Account Owner whether Collections relate to a Principal Receivable that was sold to Receivables Purchaser or to a Principal Receivable that Account Owner is unable to sell to Receivables Purchaser, Account Owner agrees that it shall allocate payments on each Account with respect to the principal balance of such Account first to the oldest principal balance of such Account. Notwithstanding any cessation of the sale to Receivables Purchaser of additional Principal Receivables and subject to the foregoing, Principal Receivables sold to Receivables Purchaser prior to the occurrence of the event giving rise to such inability, Collections in respect of such Principal Receivables, Finance Charge Receivables, whenever created, that accrue in respect of such Principal Receivables, and Collections in respect of such Finance Charge Receivables, shall continue to be property of Receivables Purchaser.

(d)	Delivery of Collections

In the event that Account Owner receives Collections or any other amounts in respect of the Purchased Assets sold to Receivables Purchaser hereunder,

Account Owner agrees to pay to Receivables Purchaser (or to the Servicer or the Indenture Trustee if Receivables Purchaser so directs) all such Collections and other amounts as soon as practicable after receipt thereof.

(e)	Notice of Encumbrances

Account Owner shall notify Receivables Purchaser promptly after becoming aware of any Encumbrance arising through or under Account Owner on any Purchased Asset other than the conveyances hereunder.

(f)	Documentation of Transfer

Account Owner hereby authorises Receivables Purchaser to serve such notices or file such documents as are necessary or advisable to perfect and maintain the perfection of the sale of the Purchased Assets to Receivables Purchaser.

(g)	Name and Type and Jurisdiction of Organisation

Account Owner shall not change its name or its type or jurisdiction of organisation without previously having delivered to Receivables Purchaser an opinion of counsel to the effect that all actions have been taken, and all filings have been made (if any), as are necessary to continue and maintain the ownership interest of Receivables Purchaser in the Purchased Assets.

(h)	Account Owner’s Further Assistance

For a period of two years from the Closing Date, Account Owner will also cooperate with and provide reasonable assistance to Receivables Purchaser and its representatives in obtaining access to information to assist Receivables Purchaser in securitising the Purchased Assets (or any portion thereof) (a “Securitisation”) as Receivables Purchaser may reasonably request; provided, however, that Account Owner shall be compensated by Receivables Purchaser for reasonable out-of-pocket expenses and significant management time in connection with performing its obligations under this Clause 5.1(h); provided further, however, that the foregoing (1) shall not require Account Owner to permit any inspection, or to disclose any information, that would result in the disclosure of any confidential information or trade secrets of third parties, or confidential information or trade secrets of Account Owner or any Affiliate of Account Owner unrelated to the transactions contemplated by this Agreement or a Securitisation, or violate any obligations of Account Owner to any third party with respect to confidentiality if Account Owner shall have used its reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (2) shall not require any disclosure by Account Owner that shall, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege or (3) otherwise than as provided in Clause 5.1(a) (and subject to the limitations set forth in Clause 5.1(a)), in the case of any information provided by Account Owner for inclusion in any disclosure documents or otherwise in connection with a Securitisation, shall not result in the assumption (by contract, by law or otherwise) of any liability by Account Owner or any of its Affiliates or representatives in relation to such information or such documents. The parties agree that Account Owner shall have no obligation to prepare or provide any reports other than the reports currently prepared by it in the ordinary course of business in accordance with the Policies and Procedures relating to the Accounts. Except as otherwise provided in this Agreement or the Related Agreements, Account Owner shall take no action after the Closing Date that would be inconsistent with or adversely affect the effective transfer by Account Owner to Receivables Purchaser hereunder of Account Owner’s entire right, title and interest in and to the Purchased Assets.

(i)	Securitisation

(i)	Account Owner shall deliver or cause to be delivered, for use by Receivables Purchaser in and in connection with the marketing, pricing or placement of any securities backed by the Purchased Assets (including, without limitation, any offering document relating thereto, including any exhibits, amendments, attachments or supplements thereto, and other materials to be delivered to investors in connection with a Securitisation (“Securitisation Materials”)), relevant and necessary historical information regarding the Accounts (other than sensitive or confidential information and trade secrets) that it may have that is not also available to the Servicer and related information regarding Account Owner, any of its Affiliates and Account Owner’s ultimate parent company, which Receivables Purchaser shows is reasonably necessary for such required purposes. Account Owner agrees that none of the information supplied or to be supplied by it for inclusion or incorporation into the Securitisation Materials will as of the date of the Securitisation Materials and as far as Account Owner is aware at such time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not materially misleading, and Account Owner shall provide an appropriate officer’s certificate to that effect. Account Owner shall not be required to make any certification regarding the completeness of the information used in any Securitisation Materials and, in particular, Account Owner shall not make, other than as explicitly set forth in any Securitisation Materials provided by Account Owner, any certification or representation regarding the credit quality, targeting, underwriting or credit criteria or the future performance of the Accounts or the Receivables. Account Owner’s obligations hereunder shall be subject to (1) its right to review and approve in advance the use of all information provided by it pursuant to this Clause or otherwise in any Securitisation Materials and (2) its right to require the inclusion of such additional information regarding Account Owner or the Purchased Assets in any Securitisation Materials that it reasonably believes appropriate. Any Securitisation Materials proposed to be used by Receivables Purchaser shall be presented to Account Owner no less than five (5) Business Days prior to the proposed first use thereof by Receivables Purchaser, so as to allow Account Owner to review and approve such materials.

(ii)

Receivables Purchaser hereby acknowledges and agrees that no issuance of any securities under the Securitistion will be made by any public or registered offering, and all offers and sales of such securities shall be pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 and the Trust Indenture Act of 1939, as amended.

(iii)	Account Owner shall have no liability or obligation under or in connection with a Securitisation except (A) with respect to any information provided by it under Clause 5.1(i) and (B) with respect to the other liabilities and obligations to be undertaken by Account Owner pursuant to this Agreement and the Related Agreements.

6.	TERM AND PURCHASE TERMINATION

6.1	Term

This Agreement shall commence as of the date of execution and delivery hereof and shall continue until (i) the termination of the Account Ownership Agreement, (ii) mutual agreement of the parties hereto, or (iii) upon ninety (90) days written notice to the other Party upon the occurrence of a Change In Law or a change in the requirements of the Credit System in respect of which the parties are unable to agree a mutually satisfactory alternate approach (or such shorter notice period as required by such Change In Law or such change in the requirements of the Credit Card System) that the performance of the Party giving such termination notice is or has been materially and adversely affected by a Change in Law or a change in the requirements of the Credit Card System in respect of which the parties are unable to agree a mutually satisfactory alternate approach.

6.2	Purchase Termination

Upon the occurrence of a Dissolution Event, Account Owner shall immediately cease to transfer Principal Receivables to Receivables Purchaser and shall promptly give notice to Receivables Purchaser of such Dissolution Event. Notwithstanding any cessation of the transfer to Receivables Purchaser of additional Principal Receivables, Principal Receivables transferred to Receivables Purchaser prior to the occurrence of such Dissolution Event, Collections in respect of such Principal Receivables, Finance Charge Receivables, whenever created, accrued in respect of such Principal Receivables, and Collections in respect of such Finance Charge Receivables shall continue to be property of Receivables Purchaser.

7.	REPURCHASE OBLIGATION

7.1	Reassignment of Receivables

(a)	In the event any warranty under Clause 4.2(a) is not true and correct in any material respect as of the date specified therein with respect to any Receivable or the related Account, Account Owner at the request of Receivables Purchaser shall accept reassignment of such Receivables on the terms and conditions set forth in Clause 7.1(b).

(b)

Account Owner shall accept reassignment from Receivables Purchaser of all Receivables in any Account in which any Receivables described in Clause 7.1(a) are outstanding, and shall pay for such reassigned Receivables by paying to Receivables Purchaser in immediately available funds prior to the fifth (5th) succeeding Business Day, an amount equal to the unpaid principal balance of such Receivables plus an amount equal to the product of (i) such Receivables, multiplied by (ii) the weighted average LIBOR Rate for such period, divided by (iii) 365, multiplied by the number of days during the period from the date such Receivables were created to the date such Receivables were reassigned. Upon reassignment of such Receivables, Receivables Purchaser shall automatically and without further action sell, transfer, assign, set-over and otherwise convey to Account Owner, without recourse, representation or warranty, all the right, title and interest of Receivables Purchaser in and to such Receivables, all monies due or to become due and all amounts received or receivable with respect thereto, all Collections with respect thereto, and all proceeds thereof. Receivables Purchaser shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by Account Owner to effect the transfer of such Receivables and other property pursuant to this Clause.

8.	MISCELLANEOUS PROVISIONS

8.1	Amendment

This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by Account Owner and Receivables Purchaser in accordance with this Clause 8.1. This Agreement and any Transfer Instruments may be amended from time to time by Account Owner and Receivables Purchaser (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein which may be inconsistent with any other provisions herein or in any such other Transfer Instruments, (iii) to add any other provisions with respect to matters or questions arising under this Agreement or any Transfer Instruments which shall not be inconsistent with the provisions of this Agreement or any Transfer Instruments, (iv) to change or modify the Purchase Price and (v) to change, modify, delete or add any other obligation of Receivables Purchaser or Account Owner.

8.2	Liability

If either party becomes aware of a matter that could give rise to a claim under this Agreement, such party shall notify the other party as soon as reasonably practicable and in any event within thirty (30) days of a responsible officer of such party becoming actually aware of the facts giving rise to such claim (such notice to contain reasonable particulars of such facts and the amount of such claim).

Without prejudice to any duty it may have at common law or otherwise, each party shall use reasonable endeavours to mitigate any loss or damage which it may suffer in consequence of any breach by the other party of the warranties or provisions of this Agreement.

Account Owner shall have no liability in respect of any claim made by Receivables Purchaser for breach of any of the warranties or other provisions of this Agreement in relation to any fact omission circumstance or occurrence which occurs, arises or comes to the attention of Account Owner after the date of this Agreement but before the Assignment Date and which occurs or arises due to circumstances beyond the reasonable control of Account Owner.

Neither party shall be liable to the other party for loss of future contracts or opportunity or any harm to the goodwill or reputation of the other party or indirect or consequential loss or damage, in each case, whether arising from tort, including negligence, breach of contract, under any indemnity under this Agreement, or at law or otherwise.

Subject to the provisions of Clause 6.1, neither party shall be entitled to rescind this Agreement after the Closing Date in any circumstances.

Notwithstanding any other provision of this Agreement, in calculating the liability of the Account Owner under this Agreement for a breach of a warranty claim, the losses suffered by the Receivables Purchaser shall be assessed on the basis that the amount of such losses are deemed to be the same amount as that which the Receivables Purchaser would have suffered had it not taken any action to securitise any of the Purchased Assets but had retained the entire legal and beneficial interest.

8.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

8.4	Submission

For the benefit of Account Owner Receivables Purchaser agrees that the courts of England have jurisdiction to settle any disputes in connection with this Agreement and accordingly submits to the jurisdiction of the English courts.

8.5	Service of Process

Without prejudice to any other mode of service Receivables Purchaser:

(i)	irrevocably appoints CompuCredit UK as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement;

(ii)	agrees to maintain such an agent for service of process in England during the term of this Agreement;

(iii)	agrees that failure by a process agent to notify Receivables Purchaser of the process will not invalidate the proceedings concerned;

(iv)	consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under this Agreement; and

(v)	agrees that if the appointment of any person mentioned in above ceases to be effective, Receivables Purchaser shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within five (5) days, Account Owner is entitled to appoint such a person by notice to Receivables Purchaser.

8.6	Forum Convenience and Enforcement Abroad

Receivables Purchaser:

(i)	waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement; and

(ii)	agrees that a judgment or order of an English court in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

8.7	Notices

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed or sent by telecopy, to (a) in the case of Receivables Purchaser, CompuCredit International Acquisition Corp., 3993 Howard Hughes Parkway, Suite 250, Office 269, Las Vegas, NV 98169, Attention: Joshua Miller, Facsimile: 1-702-598-3651 and (b) in the case of Account Owner, R Raphael & Sons Plc, Walton Lodge, Walton Street, Aylesbury, Buckinghamshire HP21 7QY, Attention: Tony Pooley, Facsimile: 44 01 296 423 041 (and a courtesy copy to Clintons, 55 Drury Lane, London WC2B 5RZ, Attention: TAF).

8.8	Severability of Provisions

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

8.9	Assignment

Notwithstanding anything to the contrary contained herein, other than any assignment of all or any portion of Receivables Purchaser’s right, title, and interest in, to, and under this Agreement pursuant to a Securitisation, this Agreement may not be assigned by the parties hereto; provided, however, that Receivables Purchaser shall, with the prior written consent of Account Owner, which consent shall not be unreasonably withheld, have the right to assign its right, title and interest in, to and under this Agreement to any successor by merger assuming this Agreement.

8.10	Acknowledgement and Agreement of Account Owner

Account Owner expressly acknowledges and agrees that all or any portion of Receivables Purchaser’s right, title, and interest in, to, and under this Agreement, including, without limitation, all or any portion of Receivables Purchaser’s right, title, and interest in and to the Receivables purchased pursuant to this Agreement, may be assigned by Receivables Purchaser to Funding for purposes of a securitisation, and a security interest therein may be granted to Funding or the Indenture Trustee for the benefit of noteholders and series enhancers, and Account Owner consents to such assignments and security interests. Account Owner further agrees that notwithstanding any claim, counterclaim, right of setoff or defense which it may have against Receivables Purchaser, due to a breach by Receivables Purchaser of this Agreement or for any other reason, and notwithstanding the bankruptcy of Receivables Purchaser or any other event whatsoever, in no event shall Account Owner assert any claim on or any interest in the Purchased Assets or any proceeds thereof or take any action which would reduce or delay receipt by Funding or the Indenture Trustee of collections with respect to the Purchased Assets.

8.11	Further Assurances

Account Owner and Receivables Purchaser agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party, the Credit Card System or the Indenture Trustee more fully to effect the purposes of this Agreement, including, without limitation, the authorisation or execution of any notices or amendments thereto or equivalent documents relating to the Purchased Assets.

8.12	No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of Account Owner or Receivables Purchaser, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

8.13	Counterparts

This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

8.14	Binding; Third-Party Beneficiaries

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The parties to this Agreement do not intend that any other person shall have the right to enforce any term of the Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

8.15	Merger and Integration

Except as specifically stated otherwise herein, this Agreement and the Transfer Instruments sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the Transfer Instruments. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

8.16	Headings

The headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

8.17	Survival of Representations and Warranties

All representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect and shall survive assignment of the Receivables by Account Owner to Receivables Purchaser.

IN WITNESS WHEREOF, Receivables Purchaser and Account Owner have caused this Receivables Purchase Agreement to be duly executed by their respective officers as of the date first above written.

COMPUCREDIT INTERNATIONAL ACQUISITION CORP

By:	/s/ Joshua C. Miller
Name:	Joshua C. Miller
Title:	Assistant Secretary

R RAPHAEL & SONS PLC

By:	/s/ Firoz Tejani
Name:	Firoz Tejani
Title:	Director